Exhibit 99.2

SUPREME INDUSTRIES, INC.
Host: Robert Wilson
May 10, 2007/4:30 p.m. EDT

SUPREME INDUSTRIES, INC.

May 10, 2007
4:30 p.m. EDT

Operator:                                                                                              Welcome to the Supreme Industries first-quarter 2007 conference call. Before we begin, let me remind you that some statements made on today’s call will be predictive and are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause results to differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s reports on Form 10-K and 10-Q, and news releases filed with the Securities and Exchange Commission. All reports and news releases are available on Supreme’s website at www.supremeind.com. Today’s conference call is being broadcast live on Supreme’s website. At the conclusion of the call, it will be archived and available for replay for 30 days.

Moderator                                                                                       Good afternoon.  My name is Stephanie, and I will be your conference operator today.  At this time, I would like to welcome everyone to the Supreme Industries First Quarter 2007 Results conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.  Thank you.  Mr. Wilson, you may begin your conference.

R. Wilson                                                                                           Okay.  Thank you, Stephanie.  Good afternoon, and thank you for joining us for today’s conference call to discuss Supreme’s first quarter financial results.  The press release was issued earlier today.  If you need a copy, please visit our Web site or call Supreme Investor Relations at 574-228-4130, and one will be forwarded to you.

Joining me today are Jeff Mowery, Supreme’s chief financial officer, and Christy Miller, our vice president of Manufacturing.  I’ll start with the discussion of the year’s opening quarter and then highlight our outlook for the balance of this year, after which we will open up the call for your questions.

SUPREME INDUSTRIES, INC.
Host: Robert Wilson
May 10, 2007/4:30 p.m. EDT

Revenues for the first quarter were $83.9 million, 2% below last year’s comparable period.  Net income was approximately $1 million, or $0.08 per diluted share, compared with the $1.4 million, or $0.11 per diluted share, in the first three months of 2006.  At March 31, 2007, our sales order backlog stood at $81.3 million compared with $90.9 million at this time last year.

As we enter the second quarter, we are experiencing increased order intake for certain of our product offerings.  Our gross profit margin was 10.7% of net sales, down about 50 basis points from last year’s first quarter, but up from the 10.3% recorded in the fourth quarter of 2006.  As we anticipated, the start of the year has been challenging.  Material costs as a percentage of net sales was higher due in part to our product mix and also the unfavorable impact associated with the elevated cost of aluminum and steel components.  We continue to closely monitor and manage these costs through close communication and negotiation with key suppliers.

We controlled many of the variable components of our cost structure, and this led to improvements in our direct labor and overhead costs as a percentage of net sales.  Our efforts to improve direct labor productivity and the improved flow of OEM-supplied chassis for fleet run favorably impacted our labor efficiencies quarter to quarter.  Additionally, a continued focus on several cost-control initiatives resulted in improved overhead absorption during the same comparable time frame.

Our selling, general and administrative expenses were $6.9 million for both the 2006 and 2007 first quarter periods.  Interest expense was also flat compared to last year, coming in at just over $700,000 in both periods.

The company’s effective income tax rate was 30.5% for the first quarter of 2007 compared with 36.2% in the first three months of 2006.  The favorable effective income tax rate reduction reflected the combined tax benefits from our captive insurance subsidiary, the domestic production deduction and, also, research and development tax credit.

Turning to the balance sheet, stockholders’ equity at quarter end was $75.3 million, or $5.89 per share, at March 31, 2007.  Working capital at quarter end totaled $64.6 million compared with $66.6 million at December 30, 2006.  The working capital ratio at the end of the quarter was three to one, while long-term debt as a percentage of the company’s total assets was 33%.

SUPREME INDUSTRIES, INC.
Host: Robert Wilson
May 10, 2007/4:30 p.m. EDT

Additionally, on May 3rd, Supreme declared its 15th consecutive quarterly cash dividend.  A dividend of nine and one-half cents per share will be paid on May 24th to shareholders of record on May 17th.

Our view of the balance of 2007 is cautiously optimistic.  We anticipate that our 2007 revenues will be relatively consistent with 2006, primarily due to our diverse product line and initiatives to enhance and expand our product offering.  As stated previously, we’re continuing to focus on improving efficiencies and implementing cost reductions, which should result in improved gross profit margins as a percentage of sales versus 2006.

As we announced in today’s press release, Supreme has received two awards from Ford Motor Company, recognizing our company as number one in Parcel Delivery Van Volume in 2006, and our StarTrans Bus Division was recognize for achieving outstanding shuttle bus volume during 2006.  We are proud to accept these awards on behalf of our exemplary sales force and our dedicated employees who continue to build high-quality products that make our company a leader in the industries we serve.

This concludes our formal remarks.  We would now like to open the call for any questions you may have.  Stephanie?

Moderator                                                                                       Your first question comes from Tom Spiro with Spiro Capital.

T. Spiro                                                                                                      Tom Spiro, Spiro Capital; good afternoon, everybody.

R. Wilson                                                                                           Good afternoon, Tom.

T. Spiro                                                                                                      Bob, just to clarify one comment you made in your remarks.  I thought I understood you to be saying that orders in Q2 were picking up.  Did I understand you correctly?  Are you suggesting that Q2 volumes seem to be strengthening?

R. Wilson                                                                                           I believe I said, Tom, in certain product lines.  It’s not picking up across the board, but our offerings are so diverse.  We are seeing some increased activity in some of these offerings; though, we do continue to believe that it will be a challenging 2007.

SUPREME INDUSTRIES, INC.
Host: Robert Wilson
May 10, 2007/4:30 p.m. EDT

T. Spiro                                                                                                      What was the unit volume decline in the core truck business in Q1?

R. Wilson                                                                                           Tom, obviously the unit volume was down.  I don’t have that number in front of me.  Total unit volume is probably not a particularly relevant number, because of the diversity of product offerings.  When you look at our truck body lines, our bus product lines, we’re doing armored trucks; we have a motor home division, our FRP offerings.  So really for it to be meaningful, it would have to be by category, and we just don’t release that kind of information publicly.

T. Spiro                                                                                                      Do you have a guestimate of what you think unit volume will be down in, say, the dry freight lines for calendar ‘07, unit volume?

R. Wilson                                                                                           The industry numbers that I’m looking at, Tom, depending on what month you’re looking at, first quarter, depending on the month, maybe was anywhere from 17% to maybe up in the high 30% off the comparable numbers from last year’s first quarter as reported by the NTEA.  We are tracking comparable to what the industry is.

T. Spiro                                                                                                      How’s the bus business?

R. Wilson                                                                                           Bus business is holding its own.  It’s not up significantly, but we are holding our own, and we have had several initiatives in that division with new product developments.  We’ve enhanced the quality.  We’ve taken material out of some of the product lines.

I was with some of our major bus customers not that long ago on a meeting that was held here in Goshen.  We right now—and I’m very proud of that division—are being recognized for probably having some of the best quality of anybody in the industry, which is very encouraging.

T. Spiro                                                                                                      Thanks, Bob.

R. Wilson                                                                                           Thank you, Tom.

Moderator                                                                                       Your next question comes from Charles Malquin with Norman Company.

C. Malquin                                                                                     Hi there, Bob.

R. Wilson                                                                                           Hi, Charlie.

SUPREME INDUSTRIES, INC.
Host: Robert Wilson
May 10, 2007/4:30 p.m. EDT

C. Malquin                                                                                     I’m calling just to ask; in the good old days, we used to make a little more money on return on equity and margin that we have in the recent couple years.  Of course, the costs have been escalating ahead of our ability to raise prices and all that, but eventually is there some hope that we catch up here or are we in a new world of narrower margins?  If so, why?

R. Wilson                                                                                           Obviously our objective here at Supreme is to return to the historical levels of profitability.  In the current year, we are facing unit volume challenges where, right now in the industry, there is more capacity available than there is need from our customers.  So I anticipate that it will be challenging going forward.

As I mentioned earlier, we’re offering a greater breadth of product offerings, which should sustain us this year.  We’re concentrating on both improving the quality of all of our products.  The bus division has had some outstanding success.  We’re taking those same tactics used there to the truck division to improve both the product and hopefully take material out of it.  My opinion going forward, while this will be a challenging year, we’re hoping to improve our results as a percentage of revenues over what they were last year, and hopefully 2008 and 2009 will be more normal volume years and we can return to the profitability we enjoyed in the past.

C. Malquin                                                                                     And this year you’re hurting because of the diesel engine situation.

R. Wilson                                                                                           Yes.  The pull-forward issue that benefited revenues in 2006 is a detriment of 2007.  That was expected and we are experiencing it, as are the major OEM suppliers.

C. Malquin                                                                                     Right.  All right, we’re hanging in.

R. Wilson                                                                                           Thank you, Charlie.

Moderator                                                                                       Your next question comes from Jamie Wilen with Wilen Management.

J. Wilen                                                                                                     Hi, Bob.  I actually loved the previous question, and I wanted to follow up on it.  As you look down the pike, once we get through the diesel thing and the raw material cost pressures and if we ever do return to a sense of normalcy in this business, you’ve obviously taken a lot of costs out of the business, and you hopefully make yourself more efficient in the downtime.  But as you look beyond this next year or two, what would be a reasonable level to believe Supreme could achieve on an operating margin basis?

SUPREME INDUSTRIES, INC.
Host: Robert Wilson
May 10, 2007/4:30 p.m. EDT

R. Wilson                                                                                           Charlie and you both are asking a very challenging question there.  We’re obviously not satisfied with the margins that we’re currently enjoying.  You indicated that we have obviously taken costs out of the business.  We’re continuing to do that.  The overhead and the employee reductions have been painful, but we’ve made those, so we’re still looking diligently.

                                                                                                                                              We’re working hard on the product lines.  We’ve made significant improvements in both quality on the bus side, and we’ve taken material out of the product.  We’re working the same method on the truck side.  We offer the FRP product line, our fiberglass product lines.  We now have the Silver Crown Pony Xpress division in White Pigeon, which is a small part of our business, which we think will contribute to profitability down the road.  I mean it’s been a lot of effort and expense to get it to where it is, but it should pay off significantly, we’re hoping, going forward.

We’re also making a huge effort in the homeland security type vehicle, the crime scene investigation, which is in its infancy.  We’re spending a lot of money.  We’re putting engineering talent toward that task, and we’re hoping that’ll contribute to the overall margin going forward.  So I’m hopeful that we will return to more normal gross profit margins in the future; though, with that product mix and not knowing what the volume is going to be, it’s hard to give a prediction.

J. Wilen                                                                                                     Okay.  So no answer to that one.  You mentioned Silver Crown.  Could you talk a little bit about what your outlook is for that business?  You were rather enthusiastic last quarter, and the product lines are now on the road. How has the reception been in the world?

R. Wilson                                                                                           Christy Miller has been much closer to that operation than I have, but when you look at that, we’ve only had that business a year.  It only had a small product offering when we purchased it.  We now have a more complete product offering.  We offer a first-class — I’m not sure what the term is for that unit, Christy, but it’s a high-end motor home.  We also have very good capabilities that we can take outside of that division.  So while it’s a small percentage of our revenue right now, Jamie, I think it has a fairly bright future.  Chris, do you have anything you want to—

C. Miller                                                                                                   The product in itself has been very well accepted in the marketplace, although we’re in the infancy and have not delivered that many units.  The units that are out there have been very accepted and very complimentary on the quality of the product.

SUPREME INDUSTRIES, INC.
Host: Robert Wilson
May 10, 2007/4:30 p.m. EDT

R. Wilson                                                                                           It is a niche market that we’re making an entry into, Jamie.  We’re a small player, but we have the potential to grow there.

J. Wilen                                                                                                     How much did it cost you this quarter?

R. Wilson                                                                                           Actually it was not detrimental to the profit, Jamie.

J. Wilen                                                                                                     Okay.

R. Wilson                                                                                           On relatively low unit and revenue volume.

J. Wilen                                                                                                     Okay, so we don’t have a huge overhead in there to try and get this thing going?

R. Wilson                                                                                           We’re covering it with the revenues we do have.  The product development is still underway, and we are investing in engineering talent to take it further both on the Silver Crown side and the specialty type vehicle for homeland security.

J. Wilen                                                                                                     Okay.  You mentioned that armored sales are down, I believe in the press release.  Is that just a short-term phenomenon or is there a specific reason for that?

R. Wilson                                                                                           I believe, going forward and we’ve been concentrating on, that’s another area that we’ve been working on product wise to take material out, where possible.  I believe the armored revenue situation will improve going forward.  A lot of your major suppliers did not purchase a lot last year.  They got off to a slow first quarter; but, as I understand it and looking forward, it should improve throughout 2007.

J. Wilen                                                                                                     Okay.  And your backlogs throughout your businesses, could you comment on that?

R. Wilson                                                                                           Obviously the backlog is approximately $81 million at the end of the first quarter.  That’s down from where we were at year end and the same number last year; but, as I indicated earlier, we are seeing some sparse pickup in certain product lines.  We’re working hard to keep that backlog up there.  Unfortunately, it is a competitive market and, to keep some production lines running, we’ve had to be more competitive in the marketplace, but we believe that’s beneficial to the overall profitability of the company.

SUPREME INDUSTRIES, INC.
Host: Robert Wilson
May 10, 2007/4:30 p.m. EDT

J. Wilen                                                                                                     Are there any pockets of strength in that backlog through any product lines?

R. Wilson                                                                                           I’m encouraged by the bus division.  It’s on the verge of having some decent revenue going forward.  We’re working on a lot of orders there that we don’t count until they’re signed off on.  As I just indicated, I believe armored will pick up.  The truck side is still not where we would like it to be.

J. Wilen                                                                                                     Okay.  Lastly, Bob, could you comment on raw material pricing and the tenor out there about being able to put through additional price increases to offset any material cost increases we may have?

R. Wilson                                                                                           Right now, Jamie, it’s very difficult to put through any additional price increases given the level of demand there and the capacity available to satisfy that demand.  The concern we have basically is on aluminum and steel.  They are under pressure.  Since they’re commodities, they’re harder to apply our tactics to control them, so we have had some pressures there.  Our challenge is going to be to pass on where possible, but I believe we have to manage the other costs to offset any increases we could get there short term.

J. Wilen                                                                                                     And you think you can do that?

R. Wilson                                                                                           Well, we’re working hard at it.  We’ve made some very good accomplishments in controlling some of our variable costs and our employee-related costs in the first quarter, but we’re nowhere near where we want to be yet.

J. Wilen                                                                                                     Okay.  Thanks, Bob.

R. Wilson                                                                                           Thank you, Jamie.

Moderator                                                                                       At this time, there are no additional questions.

R. Wilson                                                                                           Okay.  I would like to thank everyone for joining us on the conference call today.  We look forward to reporting the progress during 2007 as the year unfolds.  Thank you for joining us, everyone.

Moderator                                                                                       This concludes today’s Supreme Industries first quarter 2007 conference call.  You may now disconnect.